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                                                                    Exhibit 10.4

                               FIRST AMENDMENT TO
                        SUPPLY AND DISTRIBUTION AGREEMENT
                                (Northern Region)

     This First Amendment to Supply and Distribution Agreement, dated as of
                     , is by and between The Grand Union Company, a Delaware corporation ("Grand Union") and C&S Wholesale Grocers, Inc., a Vermont corporation ("C&S").

     Preliminary Statement. Grand Union and C&S have entered into the Supply and Distribution Agreement dated as of June 15, 1995 pursuant to which C&S supplies certain merchandise to stores in Grand Union's Northern Region (the "Northern Region Agreement"). Contemporaneously with the execution and delivery of this First Amendment, Grand Union and C&S have executed and delivered the Supply and Distribution Agreement dated as of January 2, 1996 pursuant to which C&S supplies certain merchandise to stores in Grand Union's New York Region (the "New York Region Agreement"). The purpose of this First Amendment is to amend the Northern Region Agreement.

     Agreement. The parties, intending to be bound, agree to amend the Northern Region Agreement as follows:

     1. Definitions. The following definition is added to Section 1.1:

     "New York Region Agreement" means the Supply and Distribution Agreement dated as of January 2, 1996 between Grand Union and C&S.

     2. Amendment of Section 2.02. Section 2.02 is amended to read, in its entirety, as follows:

     SECTION 2.02. Term.

     (a) Implementation will begin on June 18, 1995, and the term of this Agreement (the "Term") will be [CONFIDENTIAL]beginning July 25, 1995; provided,


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however, that if the Term has not been extended by written agreement entered into[CONFIDENTIAL], the Term shall be extended, without any action of the parties hereto, for an additional year, to expire [CONFIDENTIAL]

     (b) C&S has the right, which may be exercised by giving notice to Grand Union at any time [CONFIDENTIAL] to extend the Term for two additional Contract Years and a portion of a third additional Contract Year so that the Term is extended to [CONFIDENTIAL] Grand Union shall also have the right, which may be exercised by giving notice to C&S at any time [CONFIDENTIAL], to extend the Term for two additional Contract Years and a portion of a third additional Contract Year so that the Term is extended to


                                 [CONFIDENTIAL]


     3. Amendment of Section 3.04. The following paragraph is added to Section 3.04:


                                 [CONFIDENTIAL]


     4. Amendment of Section 3.05. Section 3.05 is amended to read, in its entirety, as follows:

     SECTION 3.05.  Payments.

     (a) With respect to all categories of Merchandise except produce, Grand Union will pay C&S [CONFIDENTIAL] by wire transfer an amount equivalent to [CONFIDENTIAL] of all such Merchandise (including all fees and


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charges payable under this Agreement), as estimated[CONFIDENTIAL]by Grand Union.
It is agreed and understood that C&S [CONFIDENTIAL] under the terms and conditions of this paragraph, except as may result from the express provisions of this Agreement. If there is an overage or shortfall, it will be adjusted on the [CONFIDENTIAL] , provided that both parties will use their best efforts to insure that any overage or shortfall is minimal and does not negatively impact either party.

     (b) Commencing with [CONFIDENTIAL] [CONFIDENTIAL] Grand Union shall pay C&S [CONFIDENTIAL] by wire transfer an amount equal to [CONFIDENTIAL] as set forth on such statement; provided, however, that the total amount owing from Grand Union to C&S with respect to produce purchases for the Northern region shall at no time exceed [CONFIDENTIAL]

     (c) If the relevant banks are not open for business on any Monday, Tuesday, Wednesday, Thursday or Friday during a week, Grand Union's wire transfers [CONFIDENTIAL] shall be in an amount equivalent to [CONFIDENTIAL] under Sections 3.05(a) and 3.05(b) [CONFIDENTIAL]. Time is of the essence. In the event that Grand Union fails to make any [CONFIDENTIAL] provided in Sections 3.05(a) or 3.05(b), C&S will immediately provide written notice to Grand Union that payment has not been received and Grand Union will [CONFIDENTIAL] [CONFIDENTIAL] Notwithstanding the foregoing, Grand


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Union shall have the right to dispute the price and quantities and Grand Union will notify C&S promptly if it believes there is an error. The parties agree to use their best efforts to resolve such dispute between Grand Union and C&S within [CONFIDENTIAL] If any such dispute is not resolved within [CONFIDENTIAL] the parties will submit the dispute to binding arbitration as provided in
Section 9.13.

     (d) Grand Union will provide a stand-by, irrevocable letter of credit in favor of C&S to further limit C&S' credit risk, on August 1, 1996, in the amount of $2,000,000. Such letter of credit shall expire on October 31, 1996. The letter of credit may be drawn only upon the occurrence of an Event of Insolvency with respect to Grand Union.

     (e) The parties have established an overage/shortage policy, attached to the Northern Region Agreement as Exhibit B (the "Credit Policy"), which provides for a shortage adjustment factor on all shipments based on actual audits performed by C&S personnel and witnessed by Grand Union representatives. The Credit Policy also provides for store delivery documentation and remedy procedures in the event of a "missing pallet".

     5. Amendment of Section 4.02. Section 4.02 is amended to read, in its entirety, as follows:

     SECTION 4.02.



                                 [CONFIDENTIAL]



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     6. Amendment of Section 4.03. The following text is added at the end of
Section 4.03:

     In the event this Agreement is extended so that the Term expires [CONFIDENTIAL], the dollar amounts in this Section shall be prorated to reflect the shortening of the final Contract Year.

     7. Amendment to Section 4.04. The following paragraph is added to Section 4.04:


                                 [CONFIDENTIAL]


     8. Amendment to Section 4.05. The following text is added at the end of
Section 4.05:

     In the event this Agreement is extended so that the Term expires [CONFIDENTIAL], the dollar amounts in this Section shall be prorated to reflect the shortening of the final Contract Year.

     9. Amendment to Section 5.02. Section 5.02 is amended to read, in its entirety, as follows:

     SECTION 5.02.  Reclamation.


                                 [CONFIDENTIAL]


     10. Addition of Section 5.07. A new Section 5.07 is added to read as follows:

     SECTION 5.07. Certain Financial Information. Grand Union shall immediately give notice to C&S, in the form of a Certificate signed by Grand Union's Chief Financial Officer, of any defaults occurring under either the Credit Agreement


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between Grand Union and its lending institutions or the Indenture and other documentation with respect to the notes issued by Grand Union to its senior noteholders. In addition, Grand Union shall immediately give notice to C&S, in the form of a Certificate signed by Grand Union's Chief Financial Officer, in the event that the remaining amount of credit available to Grand Union under its lines of credit falls below $20,000,000.


     11. Addition of Section 5.08. A new Section 5.08 is added to read as follows:

     SECTION 5.08. Affirmation and Acknowledgment. Grand Union affirms and acknowledges that (i) upon a failure by Grand Union to make any payment when due pursuant to Section 3.05(b) of this Agreement, C&S may fully enforce against Grand Union any and all rights that C&S may possess pursuant to the Perishable Agricultural Commodities Act, 1930, as amended, codified at 7 U.S.C.A. Section 499a et seq. ("PACA"), (ii) upon an Event of Insolvency with respect to Grand Union or a failure by Grand Union to make any payment when due pursuant to
Section 3.05 of this Agreement, C&S may fully enforce against Grand Union any and all rights that C&S may possess pursuant to Section 2-702 of the Uniform Commercial Code as enacted in the State of New York ("Section 2-702"), including without limitation, the right to reclaim goods delivered to Grand Union upon the terms and conditions set forth in Section 2-702, and (iii) upon a failure of Grand Union to make any payment when due under this Agreement or the New York Region Agreement (a "Grand Union Payment Obligation"), including without limitation, those payment obligations arising under each of Sections 3.05, 4.01,
4.05 and 7.04 of either such agreement, C&S may, and is hereby authorized by Grand Union, at any time and from time to time, to the fullest extent permitted by applicable law, without advance notice to Grand Union


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(any such notice being expressly waived by Grand Union), set off and apply any and all amounts owed by C&S to Grand Union under this Agreement, including without limitation, amounts payable [CONFIDENTIAL] pursuant to Section 4.03 of this Agreement, against any or all of the Grand Union Payment Obligations that have not been paid when due and remain unpaid, irrespective of whether or not C&S has exercised any other rights that it has or may have with respect to such Grand Union Payment Obligations. Grand Union shall execute and deliver to C&S, from time to time during the term of this Agreement, such documents as C&S may reasonably request to create, maintain, acknowledge or confirm the rights of C&S affirmed and acknowledged by Grand Union pursuant to this Section 5.08.

     12. Amendment of Article VII. Article VII is amended to read, in its entirety, as follows:

                                   ARTICLE VII

                                   TERMINATION

     SECTION 7.01. Termination by C&S. C&S may terminate this Agreement for cause (i) in the event of a default by Grand Union under Section 3.05 which remains[CONFIDENTIAL] receipt by Grand Union of written notice thereof from C&S (subject, however, to the provisions of such Section for arbitration), (ii) in the event that Grand Union breaches any other material obligation under this Agreement and such breach is curable and remains uncured [CONFIDENTIAL] receipt by Grand Union of written notice of such breach from C&S, (iii) upon the occurrence of an Event of Insolvency with respect to Grand Union (provided, however, that C&S shall not terminate this Agreement upon the occurrence of an Event of Insolvency in the event that Grand Union is otherwise in compliance with the terms of this Agreement and Grand Union provides adequate assurance of future performance under this Agreement), or (iv) upon termination of the New York Region Agreement pursuant to Section 7.01 thereof.


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Notwithstanding the foregoing, in the event that Grand Union defaults under
Section 3.05 on two occasions in any Contract Year and thereafter cures its default [CONFIDENTIAL] above, C&S may, on the occurrence of any subsequent default under Section 3.05 occurring in the same Contract Year, terminate this agreement immediately upon notice to Grand Union. In the event of termination by C&S under this Section 7.01, Grand Union shall pay to C&S, as full and liquidated damages (including damages for lost profits), the applicable termination fee set forth in Section 7.04 below.

     SECTION 7.02. Termination by Grand Union. Grand Union may terminate this Agreement for cause (i) in the event that C&S breaches any material obligation under this Agreement and such breach is curable and remains uncured [CONFIDENTIAL] written notice of such breach from Grand Union, (ii) upon the occurrence of an Event of Insolvency with respect to C&S, or (iii) upon termination of the New York Region Agreement pursuant to Section 7.02 thereof. Grand Union may also terminate this Agreement [CONFIDENTIAL] written notice to C&S; provided, however, that in the event Grand Union exercises such right [CONFIDENTIAL] Grand Union shall pay to C&S, as full and liquidated damages (including damages for lost profits), the applicable termination fee set forth in Section 7.04 below.

     SECTION 7.03. Negotiations; Interim Period.

     (a) The parties shall meet at least [CONFIDENTIAL] provided for in Section 7.01(ii) or Section 7.02(i) hereto to attempt to cure any breach as provided in such Sections.

     (b) During the period following delivery of any notice of termination and prior to the termination of this Agreement, each party shall perform its obli-


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gations under this Agreement in substantially the same manner as they were performed prior to the date of delivery of such notice, with no disruption to Grand Union's supply of Merchandise; provided, however, that the parties shall negotiate in good faith to agree to a "winding-up" schedule for such period.

     SECTION 7.04. Termination Fees. In the event C&S terminates this Agreement for cause pursuant to Section 7.01 above, or Grand Union terminates this Agreement [CONFIDENTIAL]pursuant to Section 7.02 above, Grand Union shall pay to C&S a termination fee calculated in accordance with the following schedule:

           Contract Year
    During which Termination Occurs                      Termination Fee


                                 [CONFIDENTIAL]


The parties acknowledge that it would be difficult and costly to assess and establish C&S' losses arising out of termination of this Agreement on account of Grand Union's breach or Grand Union's early termination for its convenience. Nonetheless, the parties believe that the termination fee schedule set forth above is reasonable in light of the costs C&S will incur to perform its obligations under this Agreement and the damages C&S will suffer in the event of such termination (including but not limited to damages for lost profits, incidental damages and other consequential damages).

     SECTION 7.05. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other par-


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ty or (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                   THE GRAND UNION COMPANY


                                   By:_______________________________
                                        Name:   William A. Louttit
                                        Title:  Executive Vice President
                                                Chief Operating Officer

                                        C&S WHOLESALE GROCERS, INC.


                                   By: _______________________________
                                        Name:   Richard B. Cohen
                                        Title:  President


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